Exhibit 99.1

Genprex Announces Initiation of its Phase 1/2 Acclaim-1 Clinical Trial for REQORSA™ Immunogene Therapy

in Combination with Tagrisso® to Treat Non-Small Cell Lung Cancer Following FDA Review

AUSTIN, Texas — (June 23, 2021) — Genprex, Inc. (“Genprex” or the “Company”) (NASDAQ: GNPX), a clinical-stage gene therapy company focused on developing life-changing therapies for patients with cancer and diabetes, today announced that the U.S. Food and Drug Administration (FDA) has reviewed and confirmed all comments have been addressed regarding the Company’s clinical trial protocol for the Acclaim-1 clinical trial, an open-label, multi-center Phase 1/2 clinical trial evaluating the Company’s lead drug candidate, REQORSA™ Immunogene Therapy, in combination with AstraZeneca’s Tagrisso® in patients with late-stage non-small cell lung cancer (NSCLC) whose disease progressed after treatment with Tagrisso. In January 2020, Genprex received FDA Fast Track Designation for the Acclaim-1 patient population.

In addition, the Company has engaged its first clinical site for Acclaim-1, and Genprex is continuing to work with a number of other important cancer research centers and academic institutions to select optimal study sites.

“This feedback from the FDA on our Acclaim-1 clinical trial and the engagement of our first clinical site are key milestones for Genprex,” said Rodney Varner, President and Chief Executive Officer of Genprex. “We are now looking forward to opening patient enrollment in this important study of this cutting-edge investigational gene therapy to evaluate the role it can play in the fight against lung cancer, the leading cause of cancer deaths worldwide.”

The Company expects the Phase 1 portion of the Acclaim-1 trial to enroll up to 18 patients at three clinical sites and for the Phase 2 portion to enroll approximately 74 patients (a 1:1 ratio of REQORSA and Tagrisso combination therapy versus Tagrisso monotherapy) at up to 15 clinical sites. The first part of the Phase 1/2 clinical trial will be a dose escalation study. The primary endpoint of the Phase 2 portion of the trial is progression-free survival, which is defined as time from randomization after first progression on Tagrisso, to first event (second progression) or death. An interim analysis will be performed at 51 events.

Genprex recently announced the Centralized Institutional Review Board (IRB) approval for the Acclaim-1 clinical trial in NSCLC. Additional information about the Acclaim-1 clinical trial can be found by visiting ClinicalTrials.gov.

About Genprex, Inc.

Genprex, Inc. is a clinical-stage gene therapy company focused on developing life-changing therapies for patients with cancer and diabetes. Genprex’s technologies are designed to administer disease-fighting genes to provide new therapies for large patient populations with cancer and diabetes who currently have limited treatment options. Genprex works with world-class institutions and collaborators to develop drug candidates to further its pipeline of gene therapies in order to provide novel treatment approaches. Genprex’s oncology program utilizes its unique, proprietary, non-viral ONCOPREX® Nanoparticle Delivery System, which the Company believes is the first systemic gene therapy delivery platform for cancer. ONCOPREX encapsulates the gene-expressing plasmids using lipid nanoparticles. The resultant product is then administered intravenously, where it is then taken up by tumor cells that express proteins that are deficient. The Company’s lead product candidate, REQORSA™ (quaratusugene ozeplasmid), is being evaluated as a treatment for non-small cell lung cancer (NSCLC). REQORSA has a multimodal mechanism of action that has been shown to interrupt cell signaling pathways that cause replication and proliferation of cancer cells; re-establish pathways for apoptosis, or programmed cell death, in cancer cells; and modulate the immune response against cancer cells. REQORSA has also been shown to block mechanisms that create drug resistance. In January 2020, the U.S. Food and Drug Administration granted Fast Track Designation for REQORSA for NSCLC in combination therapy with AstraZeneca’s Tagrisso® (osimertinib) for patients with EFGR mutations whose tumors progressed after treatment with Tagrisso.

For more information, please visit the Company’s web site at www.genprex.com or follow Genprex on Twitter, Facebook and LinkedIn.

Cautionary Language Concerning Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in Genprex’s reports that it files from time to time with the Securities and Exchange Commission and which you should review, including those statements under “Item 1A – Risk Factors” in Genprex’s Annual Report on Form 10-K.

Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the timing and success of Genprex’s clinical trials and regulatory approvals; the effect of Genprex’s product candidates, alone and in combination with other therapies, on cancer and diabetes; Genprex’s future growth and financial status; Genprex’s commercial and strategic partnerships including the scale up of the manufacture of its product candidates; and Genprex’s intellectual property and licenses.

These forward-looking statements should not be relied upon as predictions of future events and Genprex cannot assure you that the events or circumstances discussed or reflected in these statements will be achieved or will occur. If such forward-looking statements prove to be inaccurate, the inaccuracy may be material. You should not regard these statements as a representation or warranty by Genprex or any other person that Genprex will achieve its objectives and plans in any specified timeframe, or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Genprex disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

Genprex, Inc.

(877) 774-GNPX (4679)

Investor Relations

GNPX Investor Relations

(877) 774-GNPX (4679) ext. #2

investors@genprex.com

Media Contact

Genprex Media Relations

Kalyn Dabbs

(877) 774-GNPX (4679) ext. #3

media@genprex.com